UNITED STATES
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The following is an e−mail distributed to Technip employees on September 12, 2011
______________________________________________________________________

Dear colleagues,

Today we are very pleased to announce that we have reached an agreement to acquire 100% of Global Industries, a US-headquartered leading provider of offshore construction, engineering, project management and support services. Headquartered in Carlyss, Louisiana and Houston, Texas, Global Industries operates in high value markets, from high-end shallow water to complex Subsea EPCI*, and deep-to-shore installation of infrastructures. It has a fleet of 14 vessels of which two are newly built sister ships state-of-the-art S-Lay vessels, and 2,300 highly professional employees active in core subsea territories. (*Engineering, Procurement, Construction and Installation).

Global Industries’s business is complementary to ours and it will reinforce Technip’s leadership. Global Industries has strengths in different geographic market and activities, with strong expertise in S-lay and heavy lift services. Their assets, notably their two new flagship vessels, expand the type of work that we can undertake. Most of all, Global Industries’s employees will bring their skills and know-how to deploy and utilize those assets and deliver great projects for our customers.

This acquisition will therefore accelerate our growth in the fast-growing Subsea market. It is consistent with our strategy to expand into new areas, to broaden our range of services and our ability to execute, safely and successfully, large and complex projects to serve our customers worldwide.

Our balanced portfolio of profitable Onshore, Offshore and Subsea projects provide us the financial strength to execute this transaction, expand our strategic footprint and pursue further investments. It is our operational focus on project execution in all our segments that enables our strategic growth.

Please note that while we have announced this agreement, the transaction remains subject to Global Industries shareholders’ approval and review by regulatory authorities, processes that normally take a few months .We expect to close the transaction in early 2012.

Therefore in the meantime and until closing both companies will continue to operate independently as before. However we will be planning the future integration jointly. You will find attached the press release announcing this transaction and our presentation to the financial community is available on our website www.technip.com.

On behalf of the Board and the senior management team, I would also like to take this opportunity to thank you all for your continued dedication and commitment to our company. It is your contribution that has allowed us to deliver continuous excellence to our customers and financial performance.

I believe Global Industries and Technip share a common approach to working – trusted teams focused on safety, efficient operations, delivering value-added engineering and project management. I am very excited by the prospect of adding the experience and dedication of Global Industries’s teams to our Group and look forward to building together an even greater company.

Sincerely,

Thierry Pilenko

Additional Information

In connection with the proposed transaction, Global Industries will file a proxy statement and other relevant documents with the SEC, Before making any voting decisions, investors and security holders of Global Industries are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Global Industries are available free of charge by writing Global Industries at the following address: Global Industries, 8000 Global Industries, 8000 Global Drive, Carlyss, Louisiana 70665, Attention: Investor Relations. Documents filed with the SEC by Technip are available free of charge from Technip’s website at: http://investors-en.technip.com.